Exhibit 10.108

[Gap Inc. Letterhead]

November 17, 2014

Jeff Kirwan

Dear Jeff:

This letter is to confirm our offer to you as Global President, Gap. This position is based in New York and as a result, your international assignment will end.

Salary. Effective on your Start Date, your annual salary will be $850,000, payable every two weeks.

Start Date. Your first day in your new position is anticipated to be December 1, 2014, reporting to the Chief Executive Officer of Gap Inc.

Annual Bonus. Based on your position as Global President, you will be eligible for an annual bonus based on Gap Inc. and/or Division financial objectives (weighted at 75%) as well as individual performance (weighted at 25%). Effective at the beginning of fiscal 2015, your annual target bonus will be 100% of your base salary. Depending on results, your actual bonus, if any, may be higher or lower and can reach a maximum of 200%. Your annual bonus for fiscal 2015 is scheduled for payment in March 2016. For the remainder of fiscal 2014, your annual target bonus will continue to be 55% of base salary and will be based on China financials as well as individual performance. You must be employed by Gap Inc. on the payment date to receive an award. Gap Inc. has the right to modify the program at any time. Management discretion can be used to modify the final award amount. Bonus payments are subject to supplemental income tax withholding.

Special Stock Award. Subject to approval by the Compensation and Management Development Committee of the Board of Directors (the “Committee”) and the provisions of Gap Inc.'s stock plan, you will be granted stock awards covering 75,000 shares of Gap Inc. common stock on the date the award is approved by the Committee (the “date of grant”). Awards are in the form of units that are paid in Gap Inc. stock upon vesting. The award will become vested as shown in the schedule below, provided you are employed by Gap Inc. on the vesting date. Awards are subject to income tax withholding upon vesting.

Stock Award of 37,500 shares vesting two years from date of grant.
Stock Award of 37,500 shares vesting three years from date of grant.

Long-Term Growth Program. Based on your position as Global President, you will be eligible to participate in the Long-Term Growth Program that rewards achievement of Gap Inc. and/or Division financial objectives over a three year period. You are eligible to participate in the program for the fiscal 2015-2017 performance cycle. Under the current program, your target opportunity to earn performance shares is 150% of your base salary. Depending on results, your actual performance shares, if any, may be higher or lower and can reach a maximum of 300% of target shares. Awards are made in the form of performance shares that are paid in Gap Inc. stock upon vesting. The number of earned performance shares, if any, will be determined no later than March 2018. Payout is subject to certification by the Committee and the provisions of Gap Inc.’s stock plan. Earned shares will vest 50% on the date the Committee certifies attainment and 50% one year from the certification date provided you are employed by Gap Inc. on the vesting dates. Gap Inc. has the right to modify the program at any time. Committee discretion can be used to modify the final share amount. Shares are subject to income tax withholding upon vesting.

The Long-Term Growth Program replaces the annual Performance Stock Award Program, which you will no longer be eligible for as of the beginning of fiscal 2015. However, to the extent earned, you will receive a final award under the Performance Stock Award Program in March 2015 for fiscal 2014 performance. Your performance stock award target remains 60% of base salary for the balance of fiscal 2014, and will continue to be based on China financial performance.

Jeff Kirwan
November 17, 2014

Termination/Severance. In the event that your employment is involuntarily terminated by the Company for reasons other than For Cause (as defined below) prior to February 13, 2018, the Company will provide you the following after your "separation from service" within the meaning of Section 409A of the Internal Revenue Code (the "Separation from Service”), provided you sign a general release of claims in the form requested by the Company and it becomes effective within 45 calendar days after such Separation from Service (such 45th day, the “Release Deadline”):

(1) Your then current salary, at regular pay cycle intervals, for eighteen months commencing in the first regular pay cycle following the Release Deadline (the “severance period”).  Payments will cease if you accept other employment or professional relationship with a competitor of the Company (defined as another company primarily engaged in the apparel design or apparel retail business or any retailer with apparel sales in excess of $500 million annually), or if you breach your remaining obligations to the Company (e.g., your duty to protect confidential information, agreement not to solicit Company employees).  Payments will be reduced by any compensation you receive (as received) during the severance period from other employment or professional relationship with a non-competitor.

(2) Through the end of the period in which you are receiving payments under paragraph (1) above, if you properly elect and maintain COBRA coverage, payment of a portion of your COBRA premium in a method as determined by the Company. This payment may be taxable income to you and subject to tax withholding. Notwithstanding the foregoing, the Company’s payment of the monthly COBRA premium shall cease immediately if the Company determines in its discretion that paying such monthly COBRA premium would result in the Company being in violation of, or incurring any fine, penalty, or excise tax under, applicable law (including, without limitation, any penalty imposed for violation of the nondiscrimination requirements under the Patient Protection and Affordable Care Act or guidance issued thereunder).

(3) Through the end of the period in which you are receiving payments under paragraph (1) above, reimbursement for your costs to maintain the same or comparable financial counseling program the Company provides to senior executives in effect at the time of your Separation from Service.  The amount of expenses eligible for reimbursement during a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year.  Reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the reimbursement is incurred but not later than the end of the second calendar year following the calendar year of your Separation from Service.

(4) Prorated Annual Bonus for the fiscal year in which the termination occurs, on the condition that you have worked at least 3 months of the fiscal year in which you are terminated, based on actual financial results and 100% standard for the individual component. Such bonus will paid in March of the year following termination at the time Annual Bonuses for the year of termination are paid, but in no event later than the 15th day of the third month following the later of the end of the Company’s taxable year or the end of the calendar year in which such termination occurs.

(5) Accelerated vesting (but not settlement) of restricted stock units (“RSUs”) and performance shares that remain subject only to time vesting conditions (excluding any performance shares that remain subject to performance-based vesting conditions) scheduled to vest prior to April 1 following the fiscal year of termination. Shares of the Company stock in settlement of any vested RSUs and/or performance shares under this section will be delivered on the applicable regularly scheduled vesting dates subject to the terms and conditions of the applicable award agreement including, without limitation, the Internal Revenue Code Section 409A six-month delay language thereunder to the extent necessary to avoid taxation under Section 409A of the Internal Revenue Code.

The payments in (1), (3), (4) and (5) above are, and the payment described in (2) above may be, taxable income to you and are subject to tax withholding.  If the aggregate amount that would be payable to you under paragraphs (1), (2), (3) and (4) above through the date which is six months after your Separation from Service (excluding amounts exempt from Section 409A of the Internal Revenue Code under the short-term deferral rule thereunder or Treas. Reg. Section 1.409A-1(b)(9)(v))  exceeds the limit under Treas. Reg. Section 1.409A-1(b)(9)(iii)(A) and you are a “specified employee” under Treas. Reg. Section 1.409A-1(i) on the date of your Separation from Service, then the excess will be paid to you no earlier than the date which is six months

Jeff Kirwan
November 17, 2014

after the date of such separation (or such earlier time permitted under Section 409A(a)(2)(B)(i) of the Internal Revenue Code). This delay will only be imposed to the extent required to avoid the tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Internal Revenue Code.  Any delayed payment instead will be made on the first business day following the expiration of the six month period, as applicable (or such earlier time permitted under Section 409A(a)(2)(B)(i) of the Internal Revenue Code). Payments that are not delayed will be paid in accordance with their terms determined without regard to such delay.

The term “For Cause” shall mean a good faith determination by the Company that your employment be terminated for any of the following reasons:  (1) indictment, conviction or admission of any crimes involving theft, fraud or moral turpitude; (2) engaging in gross neglect of duties, including willfully failing or refusing to implement or follow direction of the Company; or (3) breaching Gap Inc.’s policies and procedures, including but not limited to the Code of Business Conduct.

At any time, if you voluntarily resign your employment from Gap Inc. or your employment is terminated For Cause, you will receive no compensation, payment or benefits after your last day of employment.  If your employment terminates for any reason, you will not be entitled to any payments, benefits or compensation other than as provided in this letter.

Recoupment Policy. As a Global President, the Company’s recoupment policy will apply to you. Under the current policy, subject to the discretion and approval of the Board, Gap Inc. will, to the extent permitted by governing law, in all appropriate cases as determined by the Board, require reimbursement and/or cancellation of any bonus or other incentive compensation, including stock-based compensation, awarded to an executive officer or other member of the Gap Inc.’s executive leadership team where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, (b) in the Board’s view, the executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and (c) a lower award would have been made to the executive based upon the restated financial results. In each such instance, Gap Inc. will seek to recover the individual executive’s entire annual bonus or award for the relevant period, plus a reasonable rate of interest.

Abide by Gap Inc. Policies/Protection of Gap Inc. Information. You agree to abide by all Gap Inc. policies including, but not limited to, policies contained in the Code of Business Conduct. As a Global President, you are subject to Stock Ownership Requirements for Gap Inc. Executives which can be found on Gapinc.com. You also agree to abide by the Confidentiality, Non-Compete and Non-Solicitation terms below during and after your employment with Gap Inc.

Insider Trading Policies. Based on the level of your position, you will be subject to Gap Inc.'s Securities Law Compliance Manual, which among other things places restrictions on your ability to buy and sell Gap Inc. stock and requires you to pre-clear trades. This position will subject you to the requirements of Section 16 of the United States Securities and Exchange Act of 1934, as amended. If you do not already have a copy of the compliance manual, or have questions about it, you should contact Gap Inc. Global Equity Administration, at (415) 427-8478.

Repatriation.  Gap Inc. will provide you with repatriation assistance for your move from Shanghai to New York in accordance with the Gap Inc. Long-Term Assignment Policy.

Domestic Relocation. Gap Inc. will provide you with relocation benefits in accordance with the Gap Inc. Domestic Relocation Policy.  As part of the provision of this relocation package, it is expected that you will remain employed with the Company for a period of at least 24 months from your start date. To acknowledge your understanding and acceptance, please sign and return the included Payback Agreement. Please note that the relocation process cannot be started until a signed copy of the Payback Agreement has been received.

A summary of the repatriation and relocation benefits will be provided to you. The summary will also include information on the cessation of your international assignment allowances and benefits.

Jeff Kirwan
November 17, 2014

Confidentiality. You acknowledge that you will be in a relationship of confidence and trust with Gap Inc. As a result, during your employment with Gap Inc., you will acquire “Confidential Information,” which is information (whether in electronic or any other format) that people outside Gap Inc. never see, such as unannounced product information or designs, business or strategic plans, financial information and organizational charts, and other materials.

You agree that you will keep the Confidential Information in strictest confidence and trust. You will not, without the prior written consent of Gap Inc.’s General Counsel, directly or indirectly use or disclose to any person or entity any Confidential Information, during or after your employment, except as is necessary in the ordinary course of performing your duties while employed by Gap Inc., or if required to be disclosed by order of a court of competent jurisdiction, administrative agency or governmental body, or by subpoena, summons or other legal process, provided that prior to such disclosure, Gap Inc. is given reasonable advance notice of such order and an opportunity to object to such disclosure.

You agree that in the event your employment terminates for any reason, you will immediately deliver to Gap Inc. all company property, including all documents, materials or property of any description, or any reproduction of such materials, containing or pertaining to any Confidential Information.

Non-Compete and Non-Solicitation. You recognize that Gap Inc. is engaged in an extremely competitive business throughout the United States and internationally, and that as Global President, Gap, you possess unique skills that provide a particular competitive value to Gap Inc. and will also be given access to Gap Inc.’s Confidential Information. For that reason, you agree that, during your employment and for a period of one year after the termination of your employment for any reason, you will not, directly or indirectly whether as an owner, operator, employee, consultant, advisor or agent:

(1) Become employed by, work for, perform services for, acquire an interest in (other than acquiring, solely as an investment, publicly traded shares of capital stock of any corporation), or participate, provide, supervise or manage activities for a Competitor in a capacity similar in function or purpose to that in which you were employed by Gap Inc. or in any other capacity in which you could use Gap’s Confidential Information to benefit the Competitor or hurt Gap Inc.’s business. For purposes of this paragraph, “Competitor” is defined as “any business, person or entity in the apparel and accessory retail business or any other business that Gap Inc. is engaged in that sells or is taking steps in anticipation of selling clothing, accessories, and related items or any goods that would displace or compete with the goods sold by Gap Inc., including without limitation Polo Ralph Lauren, Aeropostale, Abercrombie & Fitch, Charlotte Russe, J. Crew, Fast Retailing, H&M, Kohl’s, Macy’s, Children’s Place, Gymboree, Inditex Group, Express, Nautica, Tommy Hilfiger, American Eagle Outfitters, DKNY Jeans, Calvin Klein, Target, JC Penney, Nordstrom, Urban Outfitters, Ann Taylor, and Limited Brands. In the event that you are not otherwise offered severance pursuant to the Termination/Severance section above, the Company agrees to pay you your then current base salary for the period up to one year in which Gap Inc. intends to enforce the provisions of this subparagraph after the termination of your employment.

(2) Directly or indirectly solicit, call upon, recruit, or attempt to solicit any of Gap Inc.’s employees or in any way encourage any Gap Inc. employee to leave their employment with Gap Inc; or

(3) Interfere or attempt to interfere with Gap Inc.’s relationship with any person or entity who was an employee, consultant, customer, or vendor of Gap Inc. or who otherwise has or had a business relationship with Gap at the time your employment terminates.

You agree that the restrictions contained in this section are necessary to protect Gap Inc.’s legitimate business interests and are reasonably limited in time, geography and scope so that they do not impose a greater restriction upon you than is needed to achieve this purpose and to prevent a Competitor (as that term is defined above) from gaining an unfair advantage in the market place through the use of Gap Inc.’s Confidential Information.

Because of the valuable and unique nature of your position with Gap Inc. and the information to which you will be given access to in conjunction with your position, you understand that, if you violate this section, Gap Inc. will be irreparably harmed and that money damages will be inadequate to remedy any harm to Gap Inc.

Jeff Kirwan
November 17, 2014

as a result of the violation. Accordingly, you acknowledge that Gap Inc. shall have the right to obtain an injunction to enforce this section, in addition to any other rights or remedies it may be entitled to recover. You also agree that Gap Inc.’s failure or delay in exercising its rights under this section shall not operate as a waiver thereof.

In order to help avoid disputes and related litigation costs, during the restricted period, you agree to provide Gap Inc. with thirty (30) days advance written notice prior to accepting any position with a Competitive Business, and will engage in an interactive dialogue and exchange of information about the position you are considering. You understand that, to the extent you violate this section, the one year restriction shall be extended by the length of time in which you were in violation of this section.

You understand that the restrictions in this section shall survive the termination of your employment, for any reason.

Non-disparagement. You agree now, and after your employment with the Gap Inc. terminates not to, directly or indirectly, disparage Gap Inc. in any way or to make negative, derogatory or untrue statements about Gap Inc., its business activities, or any of its directors, managers, officers, employees, affiliates, agents or representatives to any person or entity.

Employment Status. You understand that your employment is “at-will”. This means that you do not have a contract of employment for any particular duration or limiting the grounds for your termination in any way. You are free to resign at any time. Similarly, Gap Inc. is free to terminate your employment at any time for any reason. The only way your at-will status can be changed is through a written agreement with Gap Inc., signed by an officer of Gap Inc. In the event that there is any dispute over the terms, enforcement or obligations in this letter, the prevailing party shall be entitled to recover from the other party reasonable attorney fees and costs incurred to enforce any agreements.

Please note that except for those agreements or plans referenced in this letter and attachments, this letter contains the entire understanding of the parties with respect to this offer of employment and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) with respect to this offer. Please review and sign this letter and return it to me. You may keep one original for your personal records.

Jeff, welcome to your new position and congratulations on this latest achievement in your career path at Gap Inc.

Yours sincerely,

/s/ Dan Henkle
Dan Henkle
Senior Vice President, Human Resources, Gap Inc.

Confirmed this 18th day of 11, 2014

/s/ Jeff Kirwan
Jeff Kirwan